Artisan Partners Asset Management Inc. Reports 4Q23 and Year Ended December 31, 2023 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – January 30, 2024 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2023, and declared a quarterly and special annual dividend.
Chief Executive Officer Eric Colson said: “Those who follow Artisan Partners closely know that quarterly and annual periods are not the time horizons we are trying to solve for. We seek to generate and compound wealth for clients over much longer periods and through market cycles. To do this, we strive to be the ideal home for differentiated and entrepreneurial investment leaders. We constantly reinvest in our talent and in our investment platform. We add degrees of freedom necessary to generate high value-added investment outcomes for clients. And we remain patient, prioritizing long-term outcomes over short-term results.
“We have broadened our high value-added strategies beyond equities into fixed income and alternatives with increasing investment degrees of freedom. Consistent with this approach, we have retained fee rates commensurate with the net-of-fees alpha we generate. Our talent-driven model is proven over time, geographical locations, asset classes, and strategies. We have executed capital efficient, long duration build outs of investment franchises rather than acquiring and merging for scale and synergy through capital intensive, higher risk M&A transactions.
“We have spent decades building our equity businesses. Today, we have eight equity investment teams and 16 strategies accounting for $137 billion in AUM and approximately $900 million of annual revenue. The incremental growth of these businesses over short periods depends on a multitude of factors, but we believe all of our equity teams have long-term growth potential, and several of the teams are well-positioned for nearer-term flows.
“We have been building equity franchises for nearly 30 years. We are ten years in with fixed income and are beginning to see the long-term outcomes. Our first fixed income strategy, Artisan High Income, is nearing its ten-year mark and since inception has generated an average annual return of 6.18%, after fees, compared to an average annual return of 4.31% for the index. Over that time period, the Artisan High Income Fund is ranked #1 out of 324 funds in its Lipper category. As a result of that long-term performance, the High Income strategy generated $1.5 billion in net inflows in 2023, contributing to our nearly $2 billion of net inflows into fixed income strategies in 2023, an organic growth rate of 28%.
“In the same way that we methodically built out our equity and fixed income businesses, we continue to methodically build out alternative capabilities. Investment talent needs degrees of freedom to generate differentiated returns. And greater differentiation is increasingly required to align with asset owner budgets for active management. Fixed income provides a natural avenue for us to continue expanding in this direction. Our Credit Opportunities strategy now has a six-year track record and has generated average annual returns of 9.84% since inception, net of fees. The more recently launched Artisan Global Unconstrained strategy has generated average annual returns of 8.92% since inception, net of fees, with low correlations to both equity and fixed income indexes. And during the fourth quarter, we closed on $130 million in commitments for our first closed-end fund designed to capture opportunities in dislocated credit markets. All recent outcomes of long-term investments.
“Another long-term investment we are making is in our distribution model. We continue to re-align our distribution structure, resources, and operations to be more effective at distributing and servicing 25 investment strategies across multiple asset classes, including alternatives, and at identifying and accessing asset owners, intermediaries, consultants, and advisors who understand and align with our value proposition and time horizon.
“Time is an asset that we manage to maximize long duration outcomes, avoiding short-term thinking that can often impede long-term success. The relationship between investing and returns is non-linear, and discipline and patience are required to maximize returns. We are highly confident that if we continue to methodically invest in differentiated investment talent and degrees of freedom for high value-added allocations, we will generate highly attractive long-term outcomes for our clients, our talent, and our shareholders.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$150.2	$136.5	$127.9	$150.2	$127.9
Average	140.3	142.2	127.4	139.3	141.5

Consolidated Financial Results (GAAP)
Revenues	$249.0	$248.7	$226.0	$975.1	$993.3
Operating income	76.4	82.2	70.0	303.6	344.1
Operating margin	30.7%	33.0%	31.0%	31.1%	34.6%
Net income attributable to Artisan Partners Asset Management Inc.	$64.8	$53.1	$52.9	$222.3	$206.8
Basic earnings per share	0.92	0.76	0.76	3.19	2.94
Diluted earnings per share	0.92	0.76	0.76	3.19	2.94

Adjusted[1] Financial Results
Adjusted operating income	$80.0	$80.9	$70.6	$308.4	$340.3
Adjusted operating margin	32.1%	32.5%	31.2%	31.6%	34.3%
Adjusted EBITDA[2]	$87.9	$85.5	$73.3	$327.5	$349.2
Adjusted net income	62.8	60.8	52.0	233.1	249.6
Adjusted net income per adjusted share	0.78	0.75	0.65	2.89	3.11

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1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2023 Quarter Compared to September 2023 Quarter
AUM increased to $150.2 billion at December 31, 2023, an increase of 10%, compared to $136.5 billion at September 30, 2023, primarily due to investment returns of $14.6 billion, partially offset by $0.5 billion of Artisan Funds’ distributions not reinvested and net client cash outflows of $0.4 billion. For the quarter, average AUM decreased 1% to $140.3 billion from $142.2 billion in the September 2023 quarter.
Revenues of $249.0 million in the December 2023 quarter increased $0.3 million from $248.7 million in the September 2023 quarter.
Operating expenses of $172.6 million in the December 2023 quarter increased $6.1 million, or 4%, from $166.5 million in the September 2023 quarter, due to an increase in long-term incentive compensation costs resulting from the market valuation impact on compensation plans and higher incentive compensation expense.
GAAP operating margin was 30.7% in the December 2023 quarter compared to 33.0% in the September 2023 quarter. Adjusted operating margin was 32.1% in the December 2023 quarter compared to 32.5% in the September 2023 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as “investments in sponsored products”). Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $36.2 million in the December 2023 quarter, compared to gains of $5.5 million in the September 2023 quarter. Artisan Partners’ portion of the gains from investments in sponsored products was $19.2 million in the December 2023 quarter, compared to losses of $3.6 million in the September 2023 quarter.
GAAP net income was $64.8 million, or $0.92 per basic and diluted share, in the December 2023 quarter, compared to GAAP net income of $53.1 million, or $0.76 per basic and diluted share, in the September 2023 quarter. Adjusted net income was $62.8 million, or $0.78 per adjusted share, in the December 2023 quarter, compared to adjusted net income of $60.8 million, or $0.75 per adjusted share, in the September 2023 quarter.

December 2023 Quarter Compared to December 2022 Quarter
AUM at December 31, 2023 was $150.2 billion, up 17% from $127.9 billion at December 31, 2022. The change in AUM from the prior year quarter was primarily due to investment returns of $27.1 billion, partially offset by $4.1 billion of net client cash outflows and $0.7 billion of Artisan Funds’ distributions that were not reinvested. Average AUM for the December 2023 quarter was $140.3 billion, 10% higher than average AUM for the December 2022 quarter.
Revenues of $249.0 million in the December 2023 quarter increased $23.0 million, or 10%, from $226.0 million in the December 2022 quarter, primarily due to higher average AUM and a $3.9 million increase in performance fee revenue.
Operating expenses of $172.6 million in the December 2023 quarter increased $16.6 million, or 11%, from $156.0 million in the December 2022 quarter, primarily due to an increase in compensation and benefits, specifically an increase in incentive compensation expense as a result of higher revenues and an increase in long-term incentive compensation costs resulting from the market valuation impact on compensation plans, offset by higher occupancy expense in 2022 due to an office lease abandonment charge.
GAAP operating margin was 30.7% for the December 2023 quarter, compared to 31.0% for the December 2022 quarter. Adjusted operating margin was 32.1% in the December 2023 quarter, compared to 31.2% in the December 2022 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $36.2 million in the December 2023 quarter, compared to gains of $14.9 million in the December 2022 quarter. Artisan Partners’ portion of the gains from investments in sponsored products was $19.2 million in the December 2023 quarter, compared to gains of $13.1 million in the December 2022 quarter.
GAAP net income was $64.8 million, or $0.92 per basic and diluted share, in the December 2023 quarter, compared to GAAP net income of $52.9 million, or $0.76 per basic and diluted share, in the December 2022 quarter. Adjusted net income was $62.8 million, or $0.78 per adjusted share, in the December 2023 quarter, compared to adjusted net income of $52.0 million, or $0.65 per adjusted share, in the December 2022 quarter.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
Average AUM for the year ended December 31, 2023 was $139.3 billion, 2% lower than average AUM of $141.5 billion for the year ended December 31, 2022.
Revenues of $975.1 million for the year ended December 31, 2023 decreased $18.2 million, or 2%, from $993.3 million for the year ended December 31, 2022, primarily due to lower average AUM, partially offset by an increase in performance fee revenue.
Operating expenses of $671.5 million for the year ended December 31, 2023 increased $22.3 million, or 3%, from $649.2 million for the year ended December 31, 2022, due to higher fixed compensation and benefits costs, reflecting an increase in the number of full time associates as well as annual merit increases, an increase in long-term incentive compensation costs resulting from the market valuation impact on compensation plans, and higher travel expenses.
GAAP operating margin was 31.1% for the year ended December 31, 2023, compared to 34.6% for the year ended December 31, 2022. Adjusted operating margin was 31.6% for the year ended December 31, 2023, compared to 34.3% for the year ended December 31, 2022.
Total investment gains, which included gains attributable to third party shareholders of consolidated investment products, were $81.9 million for the year ended December 31, 2023, compared to losses of $23.7 million for the year ended December 31, 2022. Artisan Partners’ portion of investment in sponsored products gain was $38.4 million for the year ended December 31, 2023, compared to losses of $16.9 million for the year ended December 31, 2022.
GAAP net income was $222.3 million, or $3.19 per basic and diluted share, for the year ended December 31, 2023, compared to GAAP net income of $206.8 million, or $2.94 per basic and diluted share, for the year ended December 31, 2022. Adjusted net income was $233.1 million, or $2.89 per adjusted share for the year ended December 31, 2023, compared to adjusted net income of $249.6 million, or $3.11 per adjusted share, for the year ended December 31, 2022.

Capital Management & Balance Sheet
Cash and cash equivalents were $141.0 million at December 31, 2023, compared to $114.8 million at December 31, 2022. During the December 31, 2023 quarter, the Company paid a variable quarterly dividend of $0.65 per share of Class A common stock with respect to the September 2023 quarter. The Company had total borrowings of $200.0 million at December 31, 2023 and December 31, 2022.
During the December 2023 quarter, limited partners of Artisan Partners Holdings exchanged 20,795 common units for 20,795 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 20,795 shares.
Total stockholders’ equity was $351.4 million at December 31, 2023, compared to $279.4 million at December 31, 2022. The Company had 68.6 million Class A common shares outstanding at December 31, 2023. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at December 31, 2023.
Long-Term Incentive Awards
On January 25, 2024, the Company's board of directors approved a grant of long-term incentive awards with a grant date fair value of approximately $59.6 million, consisting of $20.9 million of restricted share-based awards and $38.7 million of long-term cash-based awards, which we refer to as franchise capital awards. The grant will be effective March 1, 2024.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.68 per share of Class A common stock with respect to the December 2023 quarter and a special dividend of $0.34 per share. The variable quarterly dividend represents approximately 80% of the cash generated in the December 2023 quarter. The combined amount, $1.02 per share of Class A common stock, will be paid on February 29, 2024 to shareholders of record as of the close of business on February 15, 2024. Based on our projections and subject to change, we expect some portion of dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on January 31, 2024 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, Jason Gottlieb, President, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10185029. A replay of the call will be available until February 7, 2024 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 1696871. An audio recording will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a delay. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan strategy’s average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan’s investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy’s beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies’ Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy's performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.
Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index; Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index;

Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
Artisan High Income Fund – Advisor Share was ranked as follows by Lipper, Inc. within the High Yield category as of December 31, 2023 (Fund/Category): 1yr (11/454); 5yr (11/415); and since the Fund’s inception on March 19, 2014 (1/324). Artisan High Income Fund – Investor Share was ranked as follows by Lipper, Inc. within the High Yield category as of December 31, 2023 (Fund/Category): 1yr (13/454); 5yr (13/415); and since the Fund’s inception on March 19, 2014 (4/324). The number of funds in the category may include several share classes of the same mutual fund which may have a material impact on the fund's ranking within the category. Lipper rankings are based on total return of a fund’s stated share class, are historical and do not represent future results.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$153.7	$156.4	$138.5	$606.3	$617.0
Separate accounts and other	91.2	92.2	87.3	364.5	375.7
Performance fees	4.1	0.1	0.2	4.3	0.6
Total revenues	249.0	248.7	226.0	975.1	993.3

Operating expenses
Compensation and benefits	136.8	130.7	121.0	529.4	510.4
Distribution, servicing and marketing	5.8	6.2	5.6	23.6	24.6
Occupancy	7.4	7.2	8.4	28.9	28.8
Communication and technology	13.3	13.0	12.6	51.7	50.3
General and administrative	9.3	9.4	8.4	37.9	35.1
Total operating expenses	172.6	166.5	156.0	671.5	649.2
Operating income	76.4	82.2	70.0	303.6	344.1
Interest expense	(2.1)	(2.3)	(2.0)	(8.6)	(9.9)
Interest income on cash and cash equivalents and other	2.5	2.1	0.1	6.3	0.3
Net gain (loss) on the tax receivable agreements	—	0.5	—	0.5	1.0
Net investment gain (loss) of consolidated investment products	24.5	9.8	7.6	62.7	(7.0)
Net investment gain (loss) of nonconsolidated investment products	11.7	(4.3)	7.2	19.2	(16.7)
Total non-operating income (expense)	36.6	5.8	12.9	80.1	(32.3)
Income before income taxes	113.0	88.0	82.9	383.7	311.8
Provision for income taxes	20.2	14.6	16.6	71.9	63.4
Net income before noncontrolling interests	92.8	73.4	66.3	311.8	248.4
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	11.3	11.9	49.5	49.1
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	14.0	9.0	1.5	40.0	(7.5)
Net income attributable to Artisan Partners Asset Management Inc.	$64.8	$53.1	$52.9	$222.3	$206.8

Basic earnings per share - Class A common shares	$0.92	$0.76	$0.76	$3.19	$2.94
Diluted earnings per share - Class A common shares	$0.92	$0.76	$0.76	$3.19	$2.94

Average shares outstanding
Class A common shares	63.5	63.5	62.9	63.4	62.5
Participating unvested restricted share-based awards	5.6	5.6	5.6	5.6	5.6
Total average shares outstanding	69.1	69.1	68.5	69.0	68.1

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$64.8	$53.1	$52.9	$222.3	$206.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	11.3	11.9	49.5	49.1
Add back: Provision for income taxes	20.2	14.6	16.6	71.9	63.4
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.6	(1.3)	0.6	4.8	(3.8)
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(0.5)	(1.0)
Add back: Net investment (gain) loss of investment products attributable to APAM	(19.2)	3.6	(13.1)	(38.4)	16.9
Less: Adjusted provision for income taxes	20.6	20.0	16.9	76.5	81.8
Adjusted net income (Non-GAAP)	$62.8	$60.8	$52.0	$233.1	$249.6

Average shares outstanding
Class A common shares	63.5	63.5	62.9	63.4	62.5

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.7	5.7	5.7	5.7	5.7
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	11.5	11.5	11.7	11.5	12.0
Adjusted shares	80.7	80.7	80.3	80.6	80.2

Basic earnings per share (GAAP)	$0.92	$0.76	$0.76	$3.19	$2.94
Diluted earnings per share (GAAP)	$0.92	$0.76	$0.76	$3.19	$2.94
Adjusted net income per adjusted share (Non-GAAP)	$0.78	$0.75	$0.65	$2.89	$3.11

Operating income (GAAP)	$76.4	$82.2	$70.0	$303.6	$344.1
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.6	(1.3)	0.6	4.8	(3.8)
Adjusted operating income (Non-GAAP)	$80.0	$80.9	$70.6	$308.4	$340.3

Operating margin (GAAP)	30.7%	33.0%	31.0%	31.1%	34.6%
Adjusted operating margin (Non-GAAP)	32.1%	32.5%	31.2%	31.6%	34.3%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$64.8	$53.1	$52.9	$222.3	$206.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	11.3	11.9	49.5	49.1
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.6	(1.3)	0.6	4.8	(3.8)
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(0.5)	(1.0)
Add back: Net investment (gain) loss of investment products attributable to APAM	(19.2)	3.6	(13.1)	(38.4)	16.9
Add back: Interest expense	2.1	2.3	2.0	8.6	9.9
Add back: Provision for income taxes	20.2	14.6	16.6	71.9	63.4
Add back: Depreciation and amortization	2.4	2.4	2.4	9.3	7.9
Adjusted EBITDA (Non-GAAP)	$87.9	$85.5	$73.3	$327.5	$349.2

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from the adjusted net income.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$141.0	$114.8
Accounts receivable	101.2	98.6
Investment securities	150.5	85.4
Deferred tax assets	436.5	477.0
Assets of consolidated investment products	414.9	289.2
Operating lease assets	94.7	101.4
Other	67.1	68.2
Total assets	$1,405.9	$1,234.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$77.7	$54.2
Borrowings	199.3	199.1
Operating lease liabilities	113.4	120.8
Amounts payable under tax receivable agreements	364.0	398.8
Liabilities of consolidated investment products	47.7	47.0
Total liabilities	802.1	819.9

Redeemable noncontrolling interests	252.4	135.3
Total stockholders’ equity	351.4	279.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,405.9	$1,234.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022

Beginning assets under management	$136,495	$142,989	$120,607	(4.5)%	13.2%
Gross client cash inflows	5,506	5,601	4,829	(1.7)%	14.0%
Gross client cash outflows	(5,904)	(6,940)	(10,022)	14.9%	41.1%
Net client cash flows	(398)	(1,339)	(5,193)	70.3%	92.3%
Artisan Funds’ distributions not reinvested[1]	(494)	(75)	(327)	(558.7)%	(51.1)%
Investment returns and other	14,564	(5,080)	12,805	386.7%	13.7%
Ending assets under management	$150,167	$136,495	$127,892	10.0%	17.4%
Average assets under management	$140,291	$142,199	$127,363	(1.3)%	10.2%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2023	2022		2022

Beginning assets under management	$127,892	$174,754		(26.8)%
Gross client cash inflows	21,395	27,227		(21.4)%
Gross client cash outflows	(25,471)	(37,040)		31.2%
Net client cash flows	(4,076)	(9,813)		58.5%
Artisan Funds’ distributions not reinvested[1]	(684)	(497)		(37.6)%
Investment returns and other	27,035	(36,552)		174.0%
Ending assets under management	$150,167	$127,892		17.4%
Average assets under management	$139,321	$141,516		(1.6)%

1 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other[1]	Total
December 31, 2023
Beginning assets under management	$35,281	$19,626	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$793	$136,495	$66,630	$69,865	$136,495
Gross client cash inflows	825	290	257	2,041	788	75	1,081	97	31	21	$5,506	3,844	1,662	5,506
Gross client cash outflows	(1,476)	(952)	(206)	(1,193)	(625)	(19)	(558)	(236)	(636)	(3)	$(5,904)	(4,005)	(1,899)	(5,904)
Net client cash flows	(651)	(662)	51	848	163	56	523	(139)	(605)	18	$(398)	(161)	(237)	(398)
Artisan Funds’ distributions not reinvested[2]	(12)	(27)	(36)	(325)	(15)	—	(79)	—	—	—	$(494)	(494)	—	(494)
Investment returns and other	3,928	1,939	667	3,884	2,816	65	601	369	251	44	$14,564	6,788	7,776	14,564
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	—	—	—
Ending assets under management	$38,546	$20,876	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$855	$150,167	$72,763	$77,404	$150,167
Average assets under management	$35,730	$19,696	$6,584	$38,296	$23,706	$851	$8,951	$3,272	$2,391	$814	$140,291	$68,294	$71,997	$140,291

September 30, 2023
Beginning assets under management	$38,586	$21,109	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$114	$142,989	$69,144	$73,845	$142,989
Gross client cash inflows	1,181	311	84	1,957	376	17	799	131	43	702	$5,601	3,313	2,288	5,601
Gross client cash outflows	(2,755)	(662)	(212)	(1,123)	(952)	(58)	(422)	(228)	(527)	(1)	$(6,940)	(3,440)	(3,500)	(6,940)
Net client cash flows	(1,574)	(351)	(128)	834	(576)	(41)	377	(97)	(484)	701	$(1,339)	(127)	(1,212)	(1,339)
Artisan Funds’ distributions not reinvested[2]	—	—	—	—	—	—	(75)	—	—	—	$(75)	(75)	—	(75)
Investment returns and other	(1,731)	(1,132)	(145)	(1,018)	(692)	(36)	138	(252)	(190)	(22)	$(5,080)	(2,297)	(2,783)	(5,080)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(15)	15	—
Ending assets under management	$35,281	$19,626	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$793	$136,495	$66,630	$69,865	$136,495
Average assets under management	$37,406	$20,762	$6,655	$37,286	$23,780	$874	$8,474	$3,488	$2,917	$557	$142,199	$69,042	$73,157	$142,199

December 31, 2022
Beginning assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Gross client cash inflows	1,061	447	94	1,654	355	50	909	168	90	1	$4,829	3,564	1,265	4,829
Gross client cash outflows	(1,808)	(1,449)	(803)	(2,819)	(1,305)	(93)	(864)	(547)	(334)	—	$(10,022)	(6,709)	(3,313)	(10,022)
Net client cash flows	(747)	(1,002)	(709)	(1,165)	(950)	(43)	45	(379)	(244)	1	$(5,193)	(3,145)	(2,048)	(5,193)
Artisan Funds’ distributions not reinvested[2]	(5)	(35)	(47)	(140)	(16)	—	(72)	(7)	(5)	—	$(327)	(327)	—	(327)
Investment returns and other	1,210	2,774	718	4,868	2,669	62	131	203	165	5	$12,805	6,532	6,273	12,805
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(88)	88	—
Ending assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Average assets under management	$34,613	$20,340	$6,371	$29,033	$21,377	$896	$7,169	$3,633	$3,860	$69	$127,363	$60,711	$66,652	$127,363

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $78 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
December 31, 2023
Beginning assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Gross client cash inflows	3,730	1,486	452	8,190	2,092	138	3,623	585	342	757	21,395	15,138	6,257	21,395
Gross client cash outflows	(6,570)	(3,822)	(762)	(4,415)	(3,755)	(236)	(2,063)	(1,513)	(2,331)	(4)	(25,471)	(15,079)	(10,392)	(25,471)
Net client cash flows	(2,840)	(2,336)	(310)	3,775	(1,663)	(98)	1,560	(928)	(1,989)	753	(4,076)	59	(4,135)	(4,076)
Artisan Funds’ distributions not reinvested[2]	(11)	(27)	(36)	(325)	(15)	—	(270)	—	—	—	(684)	(684)	—	(684)
Investment returns and other	7,420	2,616	1,315	7,349	5,581	142	1,253	915	414	30	27,035	12,592	14,443	27,035
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(15)	15	—
Ending assets under management	$38,546	$20,876	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$855	$150,167	$72,763	$77,404	$150,167
Average assets under management	$36,541	$20,798	$6,514	$35,990	$23,332	$874	$8,328	$3,512	$3,041	$391	$139,321	$67,412	$71,909	$139,321

December 31, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	7,069	3,252	544	7,560	2,759	293	3,021	1,599	1,064	66	27,227	18,632	8,595	27,227
Gross client cash outflows	(8,579)	(8,681)	(1,617)	(6,617)	(4,003)	(226)	(3,033)	(2,998)	(1,286)	—	(37,040)	(24,552)	(12,488)	(37,040)
Net client cash flows	(1,510)	(5,429)	(1,073)	943	(1,244)	67	(12)	(1,399)	(222)	66	(9,813)	(5,920)	(3,893)	(9,813)
Artisan Funds’ distributions not reinvested[2]	(5)	(35)	(47)	(173)	(16)	—	(209)	(7)	(5)	—	(497)	(497)	—	(497)
Investment returns and other	(16,942)	(6,911)	(845)	(2,376)	(3,717)	(367)	(796)	(3,230)	(1,374)	6	(36,552)	(16,834)	(19,718)	(36,552)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(301)	301	—
Ending assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Average assets under management[4]	$38,565	$24,019	$7,146	$30,406	$23,574	$996	$7,548	$4,872	$4,350	$53	$141,516	$68,080	$73,436	$141,516

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $78 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the period beginning March 31, 2022, when the team began investment operations.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2023
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[3] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)[2]	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$21,232	24.40%	0.32%	14.37%	11.06%	10.75%	460
MSCI All Country World Index			22.20%	5.75%	11.71%	7.92%	6.15%
Global Discovery Strategy	9/1/2017	$1,490	22.24%	(0.86)%	15.77%	---	12.94%	422
MSCI All Country World Index			22.20%	5.75%	11.71%	---	8.72%
U.S. Mid-Cap Growth Strategy	4/1/1997	$12,646	25.45%	(3.59)%	14.88%	10.17%	14.31%	476
Russell® Midcap Index			17.23%	5.92%	12.67%	9.42%	10.13%
Russell® Midcap Growth Index			25.87%	1.31%	13.81%	10.56%	9.55%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,178	11.38%	(9.84)%	11.12%	9.40%	10.40%	286
Russell® 2000 Index			16.93%	2.22%	9.97%	7.15%	8.84%
Russell® 2000 Growth Index			18.66%	(3.50)%	9.22%	7.16%	7.54%
Global Equity Team
Global Equity Strategy	4/1/2010	$347	13.58%	(0.98)%	10.90%	8.84%	11.16%	260
MSCI All Country World Index			22.20%	5.75%	11.71%	7.92%	8.56%
Non-U.S. Growth Strategy	1/1/1996	$13,218	15.53%	1.22%	8.04%	4.62%	9.29%	438
MSCI EAFE Index			18.24%	4.02%	8.16%	4.28%	4.91%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$7,151	12.42%	(3.09)%	11.25%	---	11.25%	418
MSCI All Country World Index Ex USA Small Mid Cap			15.79%	0.89%	7.07%	---	7.07%
China Post-Venture Strategy	4/1/2021	$160	(4.99)%	---	---	---	(15.54)%	366
MSCI China SMID Cap Index			(16.48)%	---	---	---	(19.20)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,227	25.54%	12.77%	15.86%	10.30%	9.42%	176
Russell® 1000 Index			26.53%	8.97%	15.51%	11.80%	9.95%
Russell® 1000 Value Index			11.46%	8.86%	10.90%	8.39%	7.66%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,818	19.35%	10.25%	12.31%	7.51%	12.08%	270
Russell® Midcap Index			17.23%	5.92%	12.67%	9.42%	9.41%
Russell® Midcap Value Index			12.71%	8.36%	11.15%	8.26%	9.38%
Value Income Strategy	3/1/2022	$12	12.20%	---	---	---	1.90%	(468)
S&P 500 Market Index			26.29%	---	---	---	6.58%
International Value Team
International Value Strategy	7/1/2002	$40,762	24.19%	11.25%	13.68%	8.05%	11.71%	570
MSCI EAFE Index			18.24%	4.02%	8.16%	4.28%	6.01%
International Explorer Strategy	10/1/2020	$247	22.42%	8.63%	---	---	15.65%	773
MSCI All Country World Index Ex USA Small Cap (Net)			15.66%	1.49%	---	---	7.92%
Global Value Team
Global Value Strategy	7/1/2007	$25,349	28.05%	9.34%	12.04%	8.33%	8.75%	298
MSCI All Country World Index			22.20%	5.75%	11.71%	7.92%	5.77%
Select Equity Strategy	3/1/2020	$321	27.82%	7.89%	---	---	11.90%	(324)
S&P 500 Market Index			26.29%	10.00%	---	---	15.14%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$917	18.30%	(4.95)%	5.22%	4.69%	5.08%	81
MSCI Emerging Markets Index			9.83%	(5.08)%	3.68%	2.66%	4.27%
Credit Team
High Income Strategy	4/1/2014	$9,407	16.95%	4.42%	7.78%	---	6.92%	261
ICE BofA US High Yield Index			13.46%	2.00%	5.21%	---	4.31%
Credit Opportunities Strategy	7/1/2017	$215	27.22%	13.24%	15.52%	---	13.29%	1,132
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			5.12%	2.15%	2.02%	---	1.97%
Floating Rate Strategy	1/1/2022	$61	14.94%	---	---	---	6.78%	102
Credit Suisse Leveraged Loan Total Return Index			13.04%	---	---	---	5.76%
Developing World Team
Developing World Strategy	7/1/2015	$3,453	30.96%	(10.76)%	13.32%	---	9.60%	655
MSCI Emerging Markets Index			9.83%	(5.08)%	3.68%	---	3.05%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$1,897	17.08%	3.25%	14.05%	---	16.65%	371
S&P 500 Market Index			26.29%	10.00%	15.68%	---	12.94%
Antero Peak Hedge Strategy	11/1/2017	$204	13.06%	1.36%	9.59%	---	10.72%	(175)
S&P 500 Market Index			26.29%	10.00%	15.68%	---	12.47%

EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$313	8.94%	---	---	---	9.97%	630
ICE BofA 3-month Treasury Bill Index			5.01%	---	---	---	3.67%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$92	14.52%	---	---	---	13.78%	770
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			11.43%	---	---	---	6.08%
Emerging Markets Local Opportunities Strategy	8/1/2022	$450	16.16%	---	---	---	14.05%	293
J.P. Morgan GBI-EM Global Diversified Index			12.70%	---	---	---	11.12%

Total Assets Under Management		$150,167

_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 15% of our assets under management at December 31, 2023, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $78 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.